EXHIBIT 10.2

 EIGHTH AMENDMENT TO

SOTHEBY'S HOLDINGS, INC. 1997 STOCK OPTION PLAN

THIS EIGHTH AMENDMENT to the Sotheby's Holdings, Inc. 1997 Stock Option Plan ("Eighth Amendment"), dated the eighth day of May, 2006, is adopted by Sotheby's Holdings, Inc. (the "Corporation").

RECITALS:

A.                  The Sotheby's Holdings, Inc. 1997 Stock Option Plan was adopted by the Board of Directors of the Corporation on April 30, 1996 and approved by the shareholders of the Corporation at the Corporation's 1996 Annual Meeting of Shareholders on June 19, 1996. The Plan has been amended from time to time. Upon reincorporation of the Corporation in the State of Delaware by merger of the Corporation into a wholly-owned subsidiary of the Corporation organized under the laws of the State of Delaware on or after May 8, 2006, the Plan shall be known as the Sotheby’s 1997 Stock Option Plan (the “Plan”).

B.                 Pursuant to Section 8.1 of the Plan, the Corporation has the authority to amend the Plan. The Corporation desires to and does hereby amend the Plan, as hereinafter set forth, to reduce the number of shares of Common Stock with respect to which Options may be granted under the Plan from 14,900,000 shares to 7,944,500 shares and to make such other changes as the Corporation desires. As of April 1, 2006, 500,830 of the total 7,944,500 shares of Common Stock are available for future Option grants. The remaining 7,443,670 shares of Common Stock are already the subject of Options previously granted or exercised under the Plan

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 2.1 is amended in its entirety by substituting the following:

“2.1 "Articles of Incorporation" means the Articles of Incorporation of the Corporation, or other similar document of any successor to the Corporation, as the same may be amended from time to time.”

2.	Section 2.5 of the Plan is deleted in its entirety.

3.	Section 2.8 is amended in its entirety by substituting the following:

“2.8     Common Stock means the Class A Limited Voting Common Stock of the Corporation. Upon the reincorporation of the Corporation in the State of Delaware, Common Stock means common stock of the Delaware corporation, as successor to the Corporation, par value $0.01 per share.”

4.	Section 2.10 is amended in its entirety by substituting the following:

“2.10    Corporation" means Sotheby's Holdings, Inc, a Michigan corporation, and any successor in interest to the business of the Corporation that has, by agreement, adopted the Plan.”

5.	Section 2.19 is amended in its entirety by substituting the following:

“2.19    Fair Market Value means the value of each share of Option Stock, determined for a particular date as follows:

(a)         if the Common Stock is listed or admitted for trading on any United States national securities exchange, the value of each share of Option Stock shall be the closing price per share of Common Stock on such exchange (or, if listed on more than one United States exchange, the principal said exchange) on the relevant Valuation Date hereunder;

(b)         if paragraph (a) is not applicable, the value of each share of Option Stock shall be the fair market value as determined by the Committee, in good faith and in accordance with uniform principles consistently applied, on the last day of the relevant Fiscal Year immediately preceding the relevant date hereunder, or such other date as the Committee shall select.

(c)         for purposes of determining taxation of Options granted under the UK Sub Plan, (or the exercise thereof), the definition of fair market value may be adjusted as required by the Shares Valuation Division of the UK Inland Revenue.

6.	Section 2.25 is amended in its entirety by substituting the following:

“2.25    Option Stock means those shares of Common Stock made the subject of any Option granted pursuant to the Plan.”

7.	Section 4.1 is amended in its entirety by substituting the following:

“4.1 Shares Subject to the Plan. The shares of Option Stock issuable under the Plan shall be shares of the Corporation’s authorized but unissued or reacquired Common Stock. Subject to adjustment as provided in Section 8.3 hereof, the aggregate number of shares of Common Stock that may be issued by the Corporation upon the exercise of Options under the Plan is reduced from 14,900,000 to 7,944,500 shares. The aggregate number of shares of Common Stock with respect to which Options may be granted at any time shall not exceed the relevant number of shares of Common Stock remaining available for issuance under the Plan. After termination of the Plan, the number of shares of Common Stock reserved for purposes of the Plan from time to time shall be only such number of shares as are issuable under then outstanding Options.”

8.	Section 6.1 of the Plan is amended in its entirety by substituting the following:

“6.1     Power to Grant Options. The maximum aggregate number of shares of Common Stock with respect to which Options may be granted to any one Employee during a Fiscal Year shall be limited to 200,000 shares. For purposes of calculating the number of shares with respect to which Options have been granted to an Employee for any Fiscal Year, any shares subject to an Option that is granted and subsequently cancelled or surrendered during such Fiscal Year shall continue to be counted against the maximum number of shares which may be granted to such Employee pursuant to the Plan during such Fiscal Year. Notwithstanding the foregoing, to the extent an adjustment is made to the number of shares subject to an Option to reflect a change in the corporate capitalization of the Corporation, the additional shares, if any, subject to such Option shall not be counted against the maximum number of shares for which Options may be granted to the applicable Optionee. Subject to this maximum share limitation, the Committee may grant to such Employees as the Committee may select in accordance with Article 5 hereof, Options entitling the Optionee to purchase shares of Common Stock from the Corporation in such quantity, and on such terms and subject to such conditions not inconsistent with the terms of the Plan, as may be established by the Compensation Committee at the time of grant or pursuant to applicable resolution of the Compensation Committee.”

9.	Sections 8.3(c) and (d) are amended in their entirety by substituting the following:

“(c)       The shares with respect to which Options may be granted hereunder are shares of Common Stock of the Corporation as presently constituted, but if, and whenever, prior to the delivery by the Corporation of all of the shares which are subject to the Options or rights granted hereunder, the Corporation shall effect a subdivision or consolidation of shares or other capital readjustments, the payment of a stock dividend or other increase or reduction of the number of outstanding shares of Common Stock, without receiving compensation therefore in money, services or property, the number of shares subject to the Plan shall be proportionately adjusted and the number of shares with respect to which Options granted hereunder may thereafter be exercised shall:

(i)           in the event of an increase in the number of outstanding shares, be proportionately increased, and the cash consideration (if any) payable per share shall be proportionately reduced; and

(ii)          in the event of a reduction in the number of outstanding shares, be proportionately reduced, and the cash consideration (if any) payable per share shall be proportionately increased.

(d)         If the Corporation merges with one or more corporations, or consolidates with one or more corporations and the Corporation shall be the surviving corporation, thereafter, upon any exercise of Options granted hereunder, the recipient shall, at no additional cost (other than the Exercise Price and any tax withholding amounts) be entitled to receive (subject to any required action by shareholders) in lieu of the number of shares as to which such Options shall then be exercisable the number and class of shares of stock or other securities to which the recipient would have been entitled pursuant to the terms of the agreement of merger or consolidation, if immediately prior to such merger or consolidation the recipient had been the holder of record of the number of shares of Common Stock of the Corporation equal to the number of shares as to which such Options shall be exercisable. A reorganization, merger or consolidation in which the Corporation is not the surviving corporation, or a liquidation or dissolution of the Corporation, shall automatically and without any further action cause any outstanding Options which have not yet become exercisable in accordance with Article 7 to terminate and be cancelled as of the effective date of such reorganization, merger or consolidation, or dissolution or liquidation of the Corporation, unless the agreement of reorganization, merger or consolidation otherwise provides.”

10.	Section 11.4 is amended in its entirety by substituting the following:

“11.4    Name of Plan. This Plan shall be known as the Sotheby’s Holdings, Inc. 1997 Stock Option Plan. Upon reincorporation of the Corporation in the State of Delaware, the Plan shall be known as the Sotheby’s 1997 Stock Option Plan.”

11.	Section 11.13 is amended in its entirety by substituting the following:

“11.13    Choice of Law. All determinations made and actions taken pursuant to the Plan shall be governed by the internal laws of the State of New York and construed in accordance therewith.”

12.	Section 12.1(b) is amended in its entirety by substituting the following:

“(b)        Company means Sotheby’s Holdings, Inc. Upon reincorporation of the Company in the State of Delaware, Company means Sotheby’s, a Delaware corporation.”

13.	Section 12.1(h) is amended in its entirety by substituting the following:

“(h) Shares mean shares of the Class A Limited Voting Common Stock in the Company, which satisfy the provisions of paragraphs 10 through 14 of Schedule 9. Upon reincorporation of the Company in the State of Delaware, Shares mean shares of common stock of the Delaware corporation, as successor to the Company, which shares also satisfy the provision of paragraphs 10 through 14 of Schedule 9.”

14.	The effective date of this Amendment is May 8, 2006.

IN WITNESS WHEREOF, this Amendment is hereby executed as of the day and year first above written.

SOTHEBY'S HOLDINGS, INC.

By:	/s/ Susan Alexander

Its:	Executive Vice President, Worldwide Head of Human Resources